Exhibit 21.1
INDUSTRIAL LOGISTICS PROPERTIES TRUST
SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
Hawaii MMGD LLC	Maryland
ILPT Properties LLC	Maryland
ILPT TSM Properties LLC	Delaware
Masters Properties LLC	Delaware